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                                                                     Exhibit 3.4








                            CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                                       OF
                            CYTATION.COM INCORPORATED









                               FOLEY, HOAG & ELIOT
                             ONE POST OFFICE SQUARE
                                BOSTON, MA 02109




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                            CERTIFICATE OF AMENDMENT

                                       OF

                            CYTATION.COM INCORPORATED


     Pursuant to Section 805 of the New York Business Corporation Law, the undersigned officer of Cytation.com Incorporated, a New York corporation (the "Corporation"), does hereby submit for filing with the Department of State of the State of New York this Certificate of Amendment:

     FIRST: The name of the Corporation is Cytation.com Incorporated. The Corporation was named Stylex Homes, Inc. at the time that it was formed.

     SECOND: The Certificate of Incorporation of the Corporation was filed with the Department of State of the State of New York on April 2, 1969.

     THIRD: The Corporation hereby creates, from the 10,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"), of the Corporation authorized to be issued pursuant to Section 4 of the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), a series of Preferred Stock and hereby fixes the designations, powers, preferences, limitations and relative rights of the shares of such series as follows:

1.   DESIGNATION, INITIAL NUMBER AND DATE OF ISSUE.

     The class of shares of preferred stock hereby classified shall be designated the "Series C Preferred Stock" (the "Series C Preferred Stock"). The initial number of authorized shares of the Series C Preferred Stock shall be One Million (1,000,000). The Stated Value of the Series C Preferred Stock shall be $4.00 per share, and the Par Value of the Series C Preferred Stock shall be $.01 per share. The date that a share of Series C Preferred Stock is issued is referred to herein as its "Date of Issue."

2.   DISTRIBUTIONS.

     The holders of the Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Company, out of funds at the time legally available for payment of dividends in the State of New York, a cumulative dividend at an annual rate, based on a year of 360 days consisting of 12 thirty-day months, equal to 6% applied to the amount of the Stated Value per share of Series C Preferred Stock. Such dividends shall be payable in respect of each share of Series C Preferred Stock quarterly, in arrears, on the last day of March, June, September and December in each year (each a "Dividend Payment Date"), commencing on the first such date to occur which is at least thirty days after its Date of Issue. The dividend payable on the first Dividend Payment Date shall be calculated and based on the period from the Date of Issue through such Dividend Payment Date. Each period commencing on the later of the Date of Issue of a share of the Series C Preferred Stock or the first day after the last preceding Dividend Payment Date and ending on the next Dividend Payment Date or, in the case of a final dividend, the effective date of a liquidating


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distribution or conversion of such shares of Series C Preferred Stock into
Common Stock is referred to herein as a "Dividend Period." If the date fixed for payment of a final liquidating distribution on any shares of Series C Preferred Stock or the date on which any shares of Series C Preferred Stock are converted into Common Stock does not coincide with a Dividend Payment Date, then subject to the provisions hereof relating to such liquidating distribution or conversion, the final Dividend Period applicable to such shares shall be the period from the last Dividend Payment Date prior to the date such liquidating distribution or conversion occurs through the effective date of such liquidating distribution or conversion.

3.   CONVERSION.

     Subject to the limitation set forth in PARAGRAPH 3(K) below, the Series C Preferred Stock shall be convertible into such number of fully paid, validly issued and nonassessable shares of Common Stock, free and clear of any liens, claims or encumbrances as hereinafter provided and, when so converted, shall be canceled and retired and shall not be reissued as such:

     (A) Any holder of the Series C Preferred Stock may at any time or from time to time convert such stock into the Common Stock of the Company. In order to convert the Series C Preferred Stock into Common Stock, the holder thereof on any business day must present and surrender to the Company at its offices located at 809 Aquidneck Avenue, Middletown, RI 02842 the certificate or certificates of the Series C Preferred Stock to be converted into Common Stock, duly endorsed to the Company or in blank, together with a notice of conversion, which shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued ("CONVERSION NOTICE").

     (B) Each holder of Series C Preferred Stock shall have the right to convert such Series C Preferred Stock on and subject to the following terms and conditions:

          (i) The Series C Preferred Stock shall be converted into Common Stock at the conversion ratio, determined as hereinafter provided, in effect at the time of conversion. Unless such conversion ratio shall be adjusted as hereinafter provided, the conversion ratio shall be one (1) share of Common Stock for each share of Series C Preferred Stock ("CONVERSION RATIO").

          (ii) The conversion of the Series C Preferred Stock shall be deemed to have occurred on the date the holder thereof provides and surrenders, as the case may be, to the Company, pursuant to paragraph 3(A) hereof, a Conversion Notice and the certificate or certificates representing the Series C Preferred Stock to be converted into Common Stock, duly endorsed to the Company or in blank. The person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the date of any conversion, but in no event later than 10 business days following the receipt by the Company of the Conversion Notice, the Company shall issue and deliver by hand against a signed receipt therefor or by United States registered mail, return receipt requested, or by overnight delivery service, to the address designated by the holder in the Conversion Notice, a stock certificate or stock certificates of the Company representing the number of shares of Common Stock to which such holder is entitled, together with check or cash in lieu of any fraction of a share and in payment of all accrued and unpaid dividends,



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to the person or persons entitled to receive same. In case of the conversion of only a part of the shares of any holder of Series C Preferred Stock, the Company shall also issue and deliver to such holder a new certificate of Series C Preferred Stock representing the number of shares of such Series C Preferred Stock not converted by such holder.

          (C) (i) Subject to the limitation set forth in PARAGRAPH 3(K) below, the Company may require mandatory conversion of all, but not less than all, of the Series C Preferred Stock on or after the first anniversary of the initial purchase and sale of the Series C Preferred Stock (the "MANDATORY CONVERSION DATE"), provided that (x) after the first anniversary of the initial purchase and sale of the Series C Preferred Stock the average closing bid price of the Company's Common Stock on the Over-the-Counter Bulletin Board or the Nasdaq Stock Exchange, as applicable, for the 20 consecutive trading days immediately preceding the Mandatory Conversion Date has exceeded $6.00 per share; and (y) the Company elected to mandatory convert all other series of Preferred Stock.

               (ii) Conversion of the Series C Preferred Stock into Common Stock pursuant to this paragraph 3(C) shall be deemed to have occurred on the Mandatory Conversion Date whether or not the holder of such stock delivers to the Company its certificate or certificates for the Series C Preferred Stock. Anything in this Section 3(C) to the contrary notwithstanding, the Company may not require the conversion of any shares of Series C Preferred Stock unless, concurrently with such mandatory conversion, the Company shall also require the mandatory conversion of the same Pro Rata Proportion (as hereinafter defined) of shares of the Series A Preferred Stock of the Company. For the purposes of the preceding sentence "Pro Rata Proportion" shall mean a fraction the numerator of which shall be the number of shares of Series C Preferred Stock or Series A Preferred Stock, as the case may be, subject to mandatory conversion and the denominator of which shall be all outstanding shares of Series C Preferred Stock or Series A Preferred Stock, as the case may be.

          (D)  The Conversion Ratio shall be subject to adjustment as follows:

               (i) If the Company subdivides (e.g., stock dividend) or splits up the issued and outstanding shares of Common Stock into a greater number of shares of the Common Stock, the Conversion Ratio in effect at the opening of business on the business day immediately preceding the date fixed for the determination of the stockholders whose shares of Common Stock shall be subdivided or split up (the "SPLIT RECORD DATE") shall be proportionately increased, and in case issued and outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Ratio in effect at the opening of business on the business day immediately preceding the date fixed for the determination of the stockholders whose shares of Common Stock shall be combined (the "COMBINATION RECORD DATE") shall be proportionately decreased, such increase or decrease, as the case may be, becoming effective immediately after the opening of business on the business day immediately after the Split Record Date or the Combination Record Date, as the case may be.

               (ii) In case of any capital reorganization, any reclassification of the stock of the Company (other than as a result of a stock dividend or subdivision, split up or combination of shares), or the merger of the Company with or into another person or entity (other than a merger in which the Company is the continuing corporation and which does not result in any change in the Common Stock) or of the sale, exchange, lease, transfer or other disposition of all or substantially


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all of the properties and assets of the Company as an entirety or the participation by the Company in a share exchange as the corporation the stock of which is to be acquired, the Series C Preferred Stock shall (effective on the opening of business on the date after the effective date of such reorganization, reclassification, merger, sale or exchange, lease, transfer or other disposition or share exchange) be convertible into the kind and number of shares of stock or other securities or property of the Company or of the surviving corporation resulting from such merger or to which such properties and assets shall have been sold, exchanged, leased, transferred or otherwise disposed or which was the corporation whose securities were exchanged for those of the Company to which the holder of the number of shares of Common Stock deliverable (at the close of business on the date immediately preceding the effective date of such reorganization, reclassification, merger, sale, exchange, lease, transfer or other disposition or share exchange) upon conversion of Series C Preferred Stock would have been entitled upon such reorganization, reclassification, merger, sale, exchange, lease, transfer or other disposition or share exchange. The provisions of this subparagraph 3(B)(ii) shall similarly apply to successive reorganizations, reclassifications, mergers, sales, exchanges, leases, transfers or other dispositions or other share exchanges.

               (iii) If the Company shall issue to the holders of its Common Stock rights or warrants to subscribe for or purchase shares of its Common Stock at a price less than 90% of the Current Market Price (as defined below in this paragraph) of the Company's Common Stock at the record date fixed for the determination of the holders of Common Stock entitled to such rights or warrants, the conversion rate in effect immediately prior to said record date shall be increased, effective at the opening of business on the next following full business day, to an amount determined by multiplying such conversion rate by a fraction the numerator of which is the number of shares of Common Stock of the Company outstanding immediately prior to said record date plus the number of additional shares of its Common Stock offered for subscription or purchase and the denominator of which is said number of shares outstanding immediately prior to said record date plus the number of shares of Common Stock of the Company which the aggregate subscription or purchase price of the total number of shares so offered would purchase at the Current Market Price of the Company's Common Stock at said record date. The term "Current Market Price" at said record date shall mean the average of the daily last reported sale prices per share of the Company's Common Stock on the principal stock exchange on which the Common Stock is then listed during the 20 consecutive full business days commencing with the 30th full business day before said record date, provided that if there was no reported sale on any such day or days there shall be substituted the average of the closing bid and asked quotations on that exchange on that day, and provided further that if the Common Stock was not listed on any stock exchange on any such day or days there shall be substituted the average of the lowest bid and the highest asked quotations in the over-the-counter market on that day.

               (iv) Whenever the Conversion Ratio shall be adjusted as provided herein, the Company shall prepare and send to the holders of the Series C Preferred Stock a statement, signed by the chief financial officer of the Company, showing in detail the facts requiring such adjustment and the Conversion Ratio that shall be in effect after such adjustment.

               (v) In the event the Company shall propose to take any action of the types described in PARAGRAPH 3(D) hereof, the Company shall give notice to the holder of Series C Preferred Stock, which notice shall specify the record date, if any, with respect to any such action


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and the date on which such action is to take place. Such notice shall be given on or prior to the earlier of 30 days prior to the record date or the date which such action shall be taken. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Ratio and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of the Series C Preferred Stock. Failure to give notice in accordance with this PARAGRAPH 3(D)(v) shall not render such action ultra vires, illegal or invalid.

          (E) No adjustment of the Conversion Ratio shall be made in any of the following cases:

               (i) the grant or exercise of stock options hereafter granted, or under any employee stock option plan now or hereafter authorized, to the extent that the aggregate of the number of shares which may be purchased under such options and the number of shares issued under such employee stock option plan is less than or equal to ten percent (10%) of the number of shares of Common Stock outstanding on January 1 of the year of the grant or exercise;

               (ii) the issuance of shares of Common Stock in connection with the acquisition by the Company or by any subsidiary of the Company of 80% or more of the assets of another corporation, and shares issued in connection with the acquisition by the Company or by any subsidiary of the Company of 80% or more of the voting shares of another corporation (including shares issued in connection with such acquisition of voting shares of such other corporation subsequent to the acquisition of an aggregate of 80% of such voting shares), shares issued in a merger of the Company or a subsidiary of the Company with another corporation in which the Company or the Company's subsidiary is the surviving corporation, and shares issued upon the conversion of other securities issued in connection with any such acquisition or in any such merger;

               (iii) the issuance of shares of Common Stock pursuant to all stock options, warrants and convertible securities outstanding on the date of the filing of this Certificate of Amendment to the Certificate of Incorporation of the Company ("CERTIFICATE").

               (iv) sales of Common Stock of the Company for cash in an underwritten public offering.

          (F) Whenever the Conversion Ratio is adjusted as herein provided, the Company shall prepare a certificate signed by the Treasurer of the Company setting forth the adjusted conversion ratio and showing in reasonable detail the facts upon which such adjustment is based. As promptly as practicable, the Company shall cause a copy of such certificate to be mailed to each holder of record of issued and outstanding Series C Preferred Stock at the address of such holder appearing on the Company's books.

          (G) The Company shall pay all taxes that may be payable in respect of the issue or delivery of Common Stock on conversion of Series C Preferred Stock pursuant hereto, but shall not pay any tax which may be payable with respect to income or gains of the holder of any Series C Preferred Stock or Common Stock or any tax which may be payable in respect of any transfer involved in the issue and delivery of the Common Stock in a name other than that in which the



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Series C Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

          (H) (i) Upon conversion of any shares of Series C Preferred Stock pursuant to paragraphs 3(A) and (B) hereof, the holders of such shares of Series C Preferred Stock so converted shall not be entitled to receive any dividends declared with respect to such shares of Series C Preferred Stock unless such dividends shall have been declared by the Board of Directors and the record date for such dividends shall have been on or before the date such shares shall have been converted. No payment or adjustment shall be made on account of dividends declared and payable to holders of Common Stock of record on a date prior to the date of the conversion of shares of Series C Preferred Stock pursuant to paragraphs 3(A) and 3(B) hereof.

               (ii) Upon the mandatory conversion of any shares of Series C Preferred Stock pursuant to paragraph 3(C) hereof, the holders of such shares of Series C Preferred Stock so converted shall be entitled to receive a dollar amount equal to all accrued dividends and unpaid distributions prior to the Mandatory Conversion Date, whether or not declared thereon.

          (I) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any shares of Series C Preferred Stock. If more than one share of Series C Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of such shares so surrendered. If the conversion of any share of Series C Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the current market value of the Common Stock on the day of conversion shall be paid to such holder in cash by the Company. For purposes of this paragraph 3(I), "current market value of Common Stock" shall mean the value of the Common Stock as reflected in the last trade of the Common Stock on the date of conversion.

          (A) The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized Common Stock, for the purpose of effecting the conversion of the issued and outstanding Series C Preferred Stock, the full number of shares of Common Stock then deliverable in the event and upon the conversion of all of the Series C Preferred Stock then issued and outstanding.

          (K) In no event shall PNC Bank Corp. or any indirect or direct subsidiary thereof (collectively, "PNC") be entitled to convert any shares of Series C Preferred Stock nor shall the Company be entitled to require conversion of any shares of Series C Preferred Stock in excess of that number of shares of Series C Preferred Stock upon the conversion of which the sum of (1) the number of shares of Common Stock beneficially owned (as such term is defined for the purposes of Rule 13(d) promulgated under the Securities Exchange Act of 1934, as amended) by PNC and (2) the number of shares of Common Stock issuable upon the conversion of the number of shares of Series C Preferred Stock with respect to which the determination in this provision is made, would result in the beneficial ownership by PNC of five percent (5%) or more of the issued and outstanding shares of Common Stock and any series of voting preferred stock of the Company unless PNC has provided to the Company a written opinion of counsel that a greater percentage of


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beneficial ownership of such capital stock is permissible pursuant to then applicable laws or regulations.

     (L) In no event shall PNC be entitled to sell or otherwise transfer shares of Series C Preferred Stock and Common Stock to a person unaffiliated with PNC or Company if immediately after the transfer (1) the number of shares of Common Stock and any series of voting preferred stock of the Company and (2) the number of shares of Common Stock issuable upon the conversion of the shares of Series C Preferred Stock would result in the beneficial ownership by the acquiring person of five percent (5%) or more of the issued and outstanding shares of Common Stock and any series of voting preferred stock of the Company unless (1) pursuant to a widely dispersed public offering, (2) immediately prior to the transfer the acquiring person would hold, upon exercise of the conversion rights of any Series C Preferred Stock it held immediately prior to the transfer, more than 50 percent of the issued and outstanding Common Stock and any series of voting preferred stock of the Company or (3) the Company has stated in writing that it has no objection to such transfer.

4.   LIQUIDATION OR DISSOLUTION.

     In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company, the holders of the issued and outstanding Series C Preferred Stock shall be entitled to receive for each share of Series C Preferred Stock, before any distribution of the assets of the Company shall be made to the holders of any other class of capital stock, except for holders of the Series A Convertible Preferred Stock which shall have the rights and preferences set forth in the Designation of Rights and Preferences of the Series A Preferred Shares as previously adopted by the Company's Board of Directors and on file with the New York Secretary of State on the date hereof, a dollar amount equal to the Stated Value thereof plus all accrued and unpaid distributions whether or not earned or declared thereon, without interest. After payments in full have been made to all holders of any series of the issued and outstanding preferred stock of the Company, or funds necessary for such payment shall have been set aside in trust for the account of the holders of any series of the issued and outstanding preferred stock of the Company, so as to be and continue to be available therefor, then, before any further distribution of the assets of the Company shall be made, a dollar amount equal to that already distributed to the holders of any series of the issued and outstanding preferred stock of the Company shall be distributed pro-rata to the holders of the other issued and outstanding classes of capital stock of the Company, subject to the rights of any other class of capital stock set forth in the Certificate of Incorporation, as amended, of the Company. After such payment shall have been made in full to the holders of such other issued and outstanding capital stock, or funds necessary for such payment shall have been set aside in trust for the account of the holders of such other issued and outstanding capital stock so as to be and continue to be available therefor, the holders of the issued and outstanding Series C Preferred Stock shall be entitled to participate with the holders of all other classes of issued and outstanding capital stock in the final distribution of the remaining assets of the Company, and, subject to any rights of any other class of capital stock set forth in the Certificate of Incorporation, as amended, of the Company, the remaining assets of the Company shall be divided and distributed ratably among the holders of both the Series C Preferred Stock and the other capital stock then issued and outstanding according to the proportion by which their respective record ownership of shares of Common Stock Equivalents (as defined below in this paragraph) bears to the total number of shares of Common Stock Equivalents then issued and outstanding. "Common Stock Equivalents" shall mean all shares of Common Stock that



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are outstanding plus all shares of Common Stock issuable upon conversion of
Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or the Series C Preferred Stock or any other series of convertible preferred stock of the Company. If, upon such liquidation, dissolution, or winding up, the assets of the Company distributable, as aforesaid, among the holders of any series of preferred stock of the Company shall be insufficient to permit the payment to them of said amount, the entire assets shall be distributed ratably among the holders of any series of issued and outstanding preferred stock of the Company. A consolidation or merger of the Company, a share exchange, a sale, lease, exchange or transfer of all or substantially all of its assets as an entirety, or any purchase or redemption of stock of the Company of any class, shall not be regarded as a "liquidation, dissolution, or winding up of the affairs of the Company" within the meaning of this paragraph 4.

5.   VOTING RIGHTS AND BOARD REPRESENTATION.

(A) Except as otherwise required by applicable law, the Series C Preferred Stock shall not be entitled to vote on any matter.

(B) So long as there are at least 500,000 shares of Series C Preferred Stock outstanding (which number shall be subject to proportional adjustment to reflect any subdivisions, splits or reverse stock splits of the Series C Preferred Stock) the holders of the Series C Preferred Stock voting separately as a class shall be entitled, as such holders voting separately as a class may determine, to elect one director to the Board of Directors or to appoint one observer to the Board of Directors.

6.   CHANGES IN TERMS OF SERIES C PREFERRED STOCK.

     The terms of the Series C Preferred Stock may not be amended, altered or repealed, and no class of capital stock or securities convertible into capital stock shall be authorized, including by way of a merger, which has superior rights to the Series C Preferred Stock as to distributions or liquidation, without the consent of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock. This Section 6 shall in no way limit the Company's abilities to issue securities which are pari passu with the Series C Preferred Stock.

7.   NO IMPLIED LIMITATIONS.

     Except as otherwise provided by express provisions of this Certificate, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to classify and reclassify and issue any shares of Series C Preferred Stock and to fix or alter all terms thereof to the full extent provided in the Certificate of Incorporation, as amended, of the Company.

8.   GENERAL PROVISIONS.

     In addition to the above provisions with respect to the Series C Preferred Stock, such Series C Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the Company's Certificate of Incorporation, as amended, of the Company with respect to preferred stock generally but not with respect any series of preferred stock in particular.



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9.   NOTICES.

     All notices required or permitted to be given by the Company with respect to the Series C Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, or by overnight delivery service, to the holders of the Series C Preferred Stock at their last addresses as they shall appear upon the books of the Company, shall be conclusively presumed to have been duly given, whether or not the stockholder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for redemption, shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock.


     FOURTH: This Certificate of Amendment was duly adopted by the Board of Directors of the Corporation by means of a written consent of all of the directors dated as of September 30, 1999.


     EXECUTED this 1st day of October, 1999.



                                          /s/ Kevin J. High
                                          -------------------------------------
                                          Kevin J. High, President





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